EXHIBIT 16.1

March 20, 2025

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have read Sierra Bancorp’s (the Company) statements included under Item 4.01 of its Form 8-K filed on March 20, 2025, and, other than as noted in the following sentences, we agree with such statements concerning our firm. On March 14, 2025, we received a draft 8-K stating RSM US LLP was dismissed as the Company’s independent registered public accounting firm. The Company did not inform us that the dismissal was contingent.

Very truly yours,

/s/ RSM US LLP

RSM US LLP